Consent of Independent Registered Public Accounting Firm

The Board of Directors

DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.)

We consent to the use of our report dated January 17, 2024, except for Note 1(c) as to which the date is October 25, 2024, on the consolidated financial statements of DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) (the "Company") which comprise the consolidated statement of financial position as of September 30, 2023, consolidated statements of net loss and comprehensive loss, shareholders' equity (deficit), and cash flows for each of the years in the two-year period ended September 30, 2023, and the related notes, included in the Registration Statement on Form F-1 of the Company dated July 22, 2025 ("Registration Statement").

We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

July 22, 2025

Ottawa, ON Canada